UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2006

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13395	56-201079
(Commission File Number)	(IRS Employer Identification No.)

6415 Idlewild Road, Suite 109 Charlotte, North Carolina	28212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 23, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sonic Automotive, Inc. (“Sonic”) established objective criteria for the determination of performance-based cash bonuses for 2006 for Messrs. O. Bruton Smith, B. Scott Smith, Jeffrey C. Rachor, David P. Cosper and Mark J. Iuppenlatz (the “Executive Officers”). These cash bonuses will be awarded pursuant to the Sonic Automotive, Inc. Incentive Compensation Plan (“Incentive Compensation Plan”).

The specific annual performance goals established by the Committee are based upon the achievement of defined earnings per share levels and customer satisfaction performance levels. If the minimum performance level specified by the Compensation Committee for a particular performance component is not achieved, the Executive Officers will not receive any cash bonus for that performance component pursuant to the Incentive Compensation Plan.

Under the earnings per share component, each Executive Officer will be eligible to receive a cash bonus ranging from 25% to a maximum of 120% of his respective annual base salary, if Sonic achieves the defined earnings per share target levels.

Under the customer satisfaction performance component, each Executive Officer will be eligible to receive a cash bonus ranging from 10% to a maximum of 30% of his respective annual base salary, if established percentages of Sonic’s dealerships in its major brands meet or exceed customer satisfaction performance objectives, as reported by the respective manufacturers for such brands.

Finally, the Compensation Committee approved grants of performance-based restricted shares of Sonic’s Class A Common Stock under the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”) to each of Messrs. Rachor and Iuppenlatz for 12,000 shares and 5,000 shares, respectively. In addition, in accordance with the terms of Mr. Cosper’s employment agreement, the Compensation Committee approved a grant of 35,000 restricted shares of Sonic’s Class A Common Stock under the Stock Incentive Plan to Mr. Cosper. As provided in the Stock Incentive Plan, these restricted stock awards generally remain subject to forfeiture and restrictions on transferability for three years from the date of grant. The awards are also subject to forfeiture, in whole or in part, based on specified measures of Sonic’s earnings per share performance for the 2006 fiscal year, continuation of employment and compliance with the restrictive covenants in each of their respective employment agreements. Messrs. Rachor, Iuppenlatz and Cosper are entitled to voting rights and to receive any cash dividends declared by Sonic’s Board of Directors on the Class A Common Stock for each restricted share they hold.

The Compensation Committee also approved grants of performance-based restricted stock units under the Stock Incentive Plan to Messrs. Bruton and Scott Smith for 15,000 units and 12,000 units, respectively. As provided in the Stock Incentive Plan, these restricted stock unit awards generally remain subject to forfeiture for three years from the date of grant. The awards of restricted stock units are also subject to forfeiture, in whole or in part, based on specified measures of Sonic’s earnings per share performance for the 2006 fiscal year, continuation of employment and violation of any restrictive covenants contained in any

2

agreement between Sonic and the respective officer. The restricted stock units that vest will be converted to, and paid in the form of, an equivalent number of shares of Sonic’s Class A Common Stock. If Sonic’s Board of Directors declares cash dividends with respect to Sonic’s Class A Common Stock, Messrs. Bruton and Scott Smith will be credited cash dividend equivalents with respect to the restricted stock units held following the Compensation Committee’s certification of the satisfaction of the performance criteria. The cash dividend equivalents will be paid to Messrs. Bruton and Scott Smith in cash by March 15 of the year following the date the cash dividend equivalents are credited.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

Dated: March 29, 2006

4